Exhibit 10.38

Execution Copy

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of December, 2007, by and between OccuLogix, Inc., a Delaware corporation (“OccuLogix”), and Solx Acquisition, Inc., a Delaware corporation (the “Company”).

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Purchase and Sale.

(a)           Authorization.  The Board of Directors of OccuLogix, on or before the Closing (as defined below), shall have duly authorized the sale of one thousand (1,000) shares of Common Stock, $.001 par value per share, of Solx, Inc. (“Solx”), a Delaware corporation and wholly owned subsidiary of OccuLogix (the “Solx Stock”), which consists of all of the issued and outstanding capital stock of Solx, and which currently is owned by OccuLogix, to the Company pursuant to the terms and conditions of this Agreement.

(b)           Sale of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company will acquire 100% of the issued and outstanding Solx Stock (the “Transaction”).

(c)           The Closing.  The closing of the Transaction shall take place at the offices of Rackemann, Sawyer & Brewster, P.C., 160 Federal Street, Boston, Massachusetts (the “Closing”), at 11 a.m., eastern time, on December 19, 2007 or such other date and place as is mutually agreeable to the Company and OccuLogix (the “Closing Date”).  At the Closing, OccuLogix shall deliver to the Company a stock certificate representing the Solx Stock, duly endorsed in blank for transfer and accompanied by all required stock transfer taxes (if any).  By making such transfer, OccuLogix (i) warrants and represents that the Solx Stock is being sold free and clear of all liens, claims, options, charges, encumbrances or rights of others, other than the rights established by this Agreement, and (ii) further warrants and represents that OccuLogix is the record and beneficial owner of such Solx Stock and that the acquisition by the Company of the Solx Stock is in compliance with or exempt from the registration requirements of U.S. federal and state securities laws and, if applicable, from the prospectus and registration requirements of the securities laws of the provinces of Canada.

(d)           Purchase Price.  The consideration for the acquisition of the Solx Stock will consist of:  (i) on the Closing Date, the assumption by the Company of all of the liabilities of OccuLogix, as they relate to Solx’s business, incurred on or after December 1, 2007 (the “Assumed Liabilities”), including, among other things, the payroll liabilities of Solx incurred on and after December 1, 2007, and the obligation to make future payments to the Participating Rights Holders under the Agreement and Plan of Merger, dated as of August 1, 2006, by and among OccuLogix, OccuLogix Mergeco, Inc., Solx, Inc. and Doug P. Adams, John Sullivan and Peter M. Adams, as amended (the “Merger Agreement”) and the loan and security documents delivered pursuant to the Merger Agreement (the “PRH Payment”); (ii) on or prior to February 15, 2008, the payment by the Company of all of the expenses that OccuLogix has paid to the Closing Date, as they relate to Solx’s business during the period commencing on December 1, 2007, and as set forth in Schedule A to this Agreement (the “Pre-paid Expenses”); (iii) during the period commencing on the Closing Date and ending on the date on which Solx achieves a positive cash flow, the payment by the Company of a royalty equal to 3% of the worldwide Net Sales (as defined in Section 6) of Solx’s Ti-Sapphire Laser and Shunt products (as defined in Section 6) (together, the “Royalty Products”), to be paid on a quarterly basis and in accordance with Section 6; and (iv) following the date on which Solx achieves a positive cash flow, the payment by the Company of a royalty equal to 5% of Net Sales of the Royalty Products, to be paid on a quarterly basis and in accordance with Section 6.  The payments referred to in (iii) and (iv) are hereinafter referred to as the “Royalty Payments”.

Notwithstanding the assumption by the Company of the Assumed Liabilities on the Closing Date, OccuLogix will continue to cover the payroll liabilities of Solx during the period between the Closing Date and December 31, 2007 inclusive (the “December Payroll”), but, on or prior to January 15, 2008, the Company will reimburse OccuLogix for the total amount of the December Payroll.  Without OccuLogix’s prior written consent, the Company shall not increase, or cause or allow to increase, the payroll liabilities of Solx during the period between the Closing Date and December 31, 2007.  For greater certainty, the term “December Payroll” shall be understood to include the costs of providing benefits to the individuals on Solx’s payroll, consistent with past practice.

(e)           Royalty Payments.  The Royalty Payments shall be calculated and paid as provided in Section 6.  In the event that OccuLogix believes that a Royalty Payment received from the Company is inaccurate, OccuLogix shall inform the Company of such issue in writing no later than fourteen (14) business days after receipt of the Royalty Payment.  In such written notice, OccuLogix may request to review and audit the financial records of the Company solely with regards to the payment of the Royalty Payments hereunder, and shall request such review at a reasonable time and place.  The Company shall grant such request promptly but shall have the right to postpone OccuLogix’s review and audit for up to fourteen (14) days if to grant OccuLogix’s request for a review and audit, at the originally requested time, would place an undue burden upon the Company.  The parties shall work amicably to determine the correct amounts of all Royalty Payments, and, in the event of any shortfall in payment, the Company shall provide all additional amounts due to OccuLogix within ten (10) days of the determination of such discrepancy.  If it is determined that the Company has overpaid any amounts for Royalty Payments, OccuLogix shall return such overpaid amounts to the Company within ten (10) days of the determination of such discrepancy.

(f)           Great Plains Software.   No later than ten (10) days after the Closing Date, OccuLogix shall re-assign to Solx, or otherwise return to Solx, all right, title and interest in the Great Plains accounting software that Solx had assigned, or otherwise transferred to, OccuLogix on or after September 1, 2006 (the “Merger Date”).  In this regard, OccuLogix shall return to Solx all materials, in OccuLogix’s possession, in whatever form, relating to the Great Plains software to be re-assigned or otherwise returned to Solx pursuant to this Section 1(f), including, without limitation, but only to the extent applicable, all codes, programs and software.  The parties shall cooperate in regards to the transition of the Great Plains Software.

(g)          Discharge of Pre-December 1, 2007 Liabilities.  OccuLogix agrees that it shall discharge fully all of the outstanding liabilities of Solx and OccuLogix, as they relate to Solx’s business, that were incurred prior to December 1, 2007, consistent with OccuLogix’s payment practice; provided, however, that (i) OccuLogix shall be obligated to pay only 50% of the amount stated to be owing under the November 2007 invoice of the McGarvey Group for services rendered by the McGarvey Group during the period between November 1, 2007 and November 30, 2007 inclusive (being 50% of $37,800) and (ii) OccuLogix shall owe no obligation to the Company in respect of the letter of OccuLogix, dated May 1, 2007, addressed to Mr. Michael Davin of Cynosure, Inc., and all related purchase orders (collectively, the “Cynosure PO”).

(h)           Cynosure.  The Company shall use commercially reasonable efforts to obtain Cynosure, Inc.’s agreement to release OccuLogix from all obligations under the Cynosure PO, in consideration of the Company’s agreement to purchase products from Cynosure, Inc. or such other consideration as the Company and Cynosure, Inc. may agree.  For greater certainty, it is acknowledged and agreed that all obligations under the Cynosure PO are, and shall continue to be, those of OccuLogix solely and not those of Solx or the Company.

(i)           Employees.  Notwithstanding OccuLogix’s agreement to cover the December Payroll pursuant to Section 1(d) and to be reimbursed the total amount thereof on or prior to January 15, 2008, on the Closing Date, the Company shall employ the individuals listed in Schedule 1(i), all of whom are employees of OccuLogix who are engaged primarily in Solx’s business, on terms and conditions substantially equivalent, taken as a whole, to the terms and conditions of their employment immediately prior to the Closing.  In addition, the Company hereby assumes all of the employer’s obligations under the employment offer letter of Solx, Inc., dated on or about February 1, 2006, addressed to Kim Tietz.  The Company will not assume any liability for the accrued but unpaid vacation pay, to the Closing Date, of the individuals listed in Schedule 1(i), which liability will remain with OccuLogix.  With respect to Kevin Lamarche, it is understood that, notwithstanding the Company’s employment of Mr. Lamarche on the Closing Date, Mr. Lamarche has informed OccuLogix and the Company, and the Company has agreed, that he will take most of his accrued but unused vacation during December 2007, and OccuLogix hereby agrees to cover Mr. Lamarche’s wages during December 2007.  Accordingly, the December Payroll shall not include wages paid to Mr. Lamarche during December 2007, and the Company shall not be obligated to reimburse OccuLogix with respect to such wages pursuant to Section 1(d).

(j)           Purdue University Research Agreement.  As partial consideration for OccuLogix entering into this Agreement and consummating the Transaction, the Company agrees to cause Doug P. Adams, or an entity to be organized by Doug P. Adams, to execute and deliver to OccuLogix, promptly following the Closing, the Term Sheet, of even date herewith, pursuant to which, among other things, OccuLogix shall be entitled to receive a certain royalty on the commercialization of Joint Intellectual Property (as such term is defined in the Research Agreement, dated as of October 30, 2006, between Solx and Purdue University).

(k)           Removal of Officers and Directors.  As of the Closing, (i) Elias Vamvakas and Thomas P. Reeves shall be removed as directors of Solx, and (ii) Elias Vamvakas and William G. Dumencu shall be removed from their respective offices of Chief Executive Officer of Solx and Chief Financial Officer of Solx.

2.             Guaranty.  Doug P. Adams, President and sole stockholder of the Company, hereby guarantees (i) the payment by the Company of the Prepaid Expenses and (ii) the reimbursement by the Company to OccuLogix of the total amount of the December Payroll, as set forth in Section 1(d), and pursuant to the terms and conditions set forth in the Limited Guaranty by and between Doug P. Adams and OccuLogix of even date herewith.

3.             Security; Effect of OccuLogix Bankruptcy. In order to induce OccuLogix to enter into the Transaction, immediately following the Closing, the Company shall cause Solx to grant to OccuLogix a subordinated security interest in certain existing and future intellectual property of Solx associated with the Royalty Products as provided in the Security Agreement of even date herewith (the “Security Agreement”), as specifically described therein, and on the terms and conditions thereof.  In the event that OccuLogix or any successor in interest (voluntarily or involuntarily) files for bankruptcy or similar legal and/or administrative action in the United States or equivalent in Canada and the Transaction is adjudicated to be a voidable preferential transaction, fraudulent transfer, or otherwise voidable, and it is so voided, the Solx Stock, along with all of the Assumed Liabilities of the Transaction, including, but not limited to the PRH Payment, shall be returned to the bankruptcy estate or similar body, and all Royalty Payments, obligations and liabilities to OccuLogix hereunder shall immediately cease as of the date of such filing.

4.             Representations and Warranties of the Company.

In order to induce OccuLogix to enter into this Agreement and to sell the Solx Stock, the Company hereby represents and warrants that the statements contained in this Section 4 are complete and accurate as of the Closing Date.

(a)           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required power and authority to own its property, carry on its business as presently conducted and contemplated to be conducted, to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)           Authorization of this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby and the compliance with provisions of this Agreement by the Company have been duly authorized by all corporate and stockholder action and do not and will not result in any violation of or conflict with, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any contract, agreement, document or instrument to which the Company is party or by which it or any of its properties is bound or (iii) any law, rule, regulation, judgment or order to which the Company or any of its properties is subject.

(c)           Authorization of the Security Agreement.  Following the Closing, the Security Agreement will have been duly authorized by Solx and, when executed and delivered by Solx, will be the legal, valid and binding obligation of Solx, enforceable in accordance with its terms.  The execution, delivery and performance of the Security Agreement by Solx, the consummation of the transactions contemplated thereby and the compliance with the provisions of the Security Agreement will be duly authorized by all corporate and stockholder action and will not result in any violation of or conflict with, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Solx, (ii) any contract, agreement, document or instrument to which Solx is party or by which it or any of its properties is bound or (iii) any law, rule, regulation, judgment or order to which Solx or any of its properties is subject.

(d)           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the transactions contemplated by this Agreement.

(e)           Compliance.  The Company has, in all material respects, complied with all laws, regulations and orders applicable to its business and has obtained all material permits, licenses and other authorizations required thereby.

(f)           Accredited Investor Status.  Each of the Company and Doug P. Adams is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(g)           Pre-December 1, 2007 Liabilities.  Schedule B to this Agreement (the “Non-Assumed Liabilities Schedule”) discloses all of the outstanding liabilities of Solx and OccuLogix, as they relate to Solx’s business, that were incurred prior to December 1, 2007, except for current liabilities incurred in the ordinary course of business consistent with past practice.  Other than as disclosed on the Non-Assumed Liabilities Schedule, there are no liabilities of Solx or OccuLogix of the type described in the immediately preceding sentence incurred by, or under the direction or authorization of, an Excluded Individual (as defined in Section 5).

5.             Representations and Warranties of OccuLogix.

In order to induce the Company to enter into this Agreement and to buy the Solx Stock, OccuLogix hereby represents and warrants that the statements contained in this Section 5 are complete and accurate as of the Closing Date.  For purposes of this Section 5, “Knowledge of OccuLogix” means the actual knowledge of any of Thomas P. Reeves, Bill Dumencu, Nozhat Choudry, Suh Kim and Bunmi Dosunmu (being the President and Chief Operating Officer, the Chief Financial Officer and Treasurer, the Vice President, Clinical Research, the General Counsel and the Controller of OccuLogix, respectively), after reasonable investigation and inquiry.  For purposes of this Section 5, a “Non-Solx Representative” means (i) an employee of OccuLogix, other than Doug P. Adams and the individuals named in Schedule 1(i) (each, an “Excluded Individual”), acting under his or her own authority or direction or under the authority or direction of one or more other employees of OccuLogix, none of whom is an Excluded Individual, or (ii) an agent or representative of OccuLogix acting under the authority or direction of one or more employees of OccuLogix, none of whom is an Excluded Individual.

(a)           Organization, Good Standing and Qualification.  Solx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.  OccuLogix has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to perform its obligations under, and to carry out the provisions of, this Agreement.

(b)           Capitalization.  The total number of shares of Solx Stock (all of which are held by OccuLogix) is one thousand (1,000) shares of Common Stock, $.001 par value, and there are not outstanding any options, warrants, instruments, rights (including conversion or pre-emptive rights and rights of first refusal), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition of Solx Stock.

(c)           Authorization; Binding Obligations; Governmental Consents.  All corporate action on the part of OccuLogix, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of OccuLogix hereunder, have been taken prior to the Closing Date.  This Agreement is a valid and legally binding obligation of OccuLogix, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.   No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of OccuLogix is required in connection with the execution and delivery of this Agreement or the consummation of the Transaction contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the Transaction, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of Solx, taken as a whole (“Material Adverse Effect”), and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

(d)           Assumed Liabilities.  Schedule C to this Agreement (the “Assumed Liabilities Schedule”) discloses all of the outstanding liabilities of Solx and OccuLogix, as they relate to Solx’s business, that were incurred on and after December 1, 2007, and that either were incurred by OccuLogix or were brought to OccuLogix’s attention by the Company.  Since December 1, 2007, OccuLogix has not incurred, on behalf of Solx, any contingent liabilities not disclosed in the Assumed Liabilities Schedule, except current liabilities incurred in the ordinary course of business consistent with past practice.

(e)           Indebtedness.  Except as disclosed in the Non-Assumed Liabilities Schedule and the Assumed Liabilities Schedule, Solx has no indebtedness outstanding on the date hereof that was incurred by, or under the direction or authorization of, a Non-Solx Representative.  Except as disclosed in Schedule 5(e), neither OccuLogix on behalf of Solx nor, to the Knowledge of OccuLogix, Solx is in default with respect to any outstanding indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would (i) result in a default under or termination of any such instrument, (ii) cause the indebtedness under such instrument to become due and payable prior to its stated maturity or (iii) give rise to any other remedies by a counterparty to any such instrument.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any indebtedness of Solx incurred by a Non-Solx Representative have been furnished to the Company.

(f)            Litigation.  Except as disclosed on Schedule 5(f) or as may be known by an Excluded Individual, there is no action, suit, proceeding or investigation pending with respect to Solx which was not pending prior to the Merger Date or, to the Knowledge of OccuLogix, currently threatened against Solx or any of its officers, directors or employees, nor, to the Knowledge of OccuLogix, is there any basis for any of the foregoing.  Other than as may be known by an Excluded Individual, OccuLogix (with respect to Solx) and/or Solx is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by OccuLogix (with respect to Solx) currently pending or that OccuLogix intends to initiate, and there is no action, suit, proceeding or investigation by a Non-Solx Representative, on behalf of Solx, currently pending.

(g)           Changes.  Except as reflected in the unaudited financial statements of Solx (including balance sheet, income statement and statement of cash flows) as of November 30, 2007 (the “Financial Statements”), since the date of the Financial Statements, none of the following has been caused or effected (directly or indirectly) by a Non-Solx Representative:

(i)           Any change in the assets, liabilities, financial condition or operations of Solx from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(ii)          Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of Solx by way of guaranty, endorsement, indemnity, warranty or otherwise;

(iii)         Any waiver by OccuLogix of a right or of a debt owed to or by Solx;

(iv)         Any indebtedness, obligation or liability incurred, assumed or guaranteed by Solx, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business consistent with past practice and except also for the Assumed Liabilities;

(v)          Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of Solx;

(vi)        Any change in any material agreement to which Solx is a party, or by which it is bound, which has had, or could reasonably be expected to have, a Material Adverse Effect; or

(vii)        Any other event or condition of any character that, either individually or cumulatively, has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)           Disclosure.  OccuLogix has provided the Company with all the information that the Company has requested for deciding whether to execute and deliver this Agreement.  Except as set forth in this Agreement, to the Knowledge of OccuLogix, there is no material fact with respect to Solx that OccuLogix has not disclosed to the Company , or that is otherwise known to the Company, and of which any of its officers or directors is aware that could reasonably be expected to result in a Material Adverse Effect or which could reasonably be expected to be material to the Company.

(i)            FDA and Regulatory Matters.  From and after the Merger Date:

(i)           Other than as may be known by an Excluded Individual, Solx is in compliance with all requirements of the U.S. Food and Drug Administration (the “FDA”) and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to any products currently under development by Solx (collectively, the “Products”);

(ii)          Other than as may be known by an Excluded Individual, neither Solx nor OccuLogix has received any written notice or other written communication from the FDA or any other governmental authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any laws by Solx or OccuLogix;

(iii)         Other than as may be known by an Excluded Individual, each of Solx and OccuLogix, on behalf of Solx, has conducted, and is continuing to conduct, all clinical trials sponsored by Solx with reasonable care and in accordance with all applicable laws and the stated protocols for such clinical trials; and

(iv)         Subject to the statement made in the immediately following sentence, all filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by each of Solx and OccuLogix with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made and, to the extent required to be updated, as so updated, remain true, accurate and complete as of the date hereof and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.  The statement made in the immediately preceding sentence, with respect to those of Solx’s filings and submissions made by, or under the direction or authorization of an Excluded Individual, is qualified entirely to the Knowledge of OccuLogix.

(j)           Taxes.

(i)           Filing of Tax Returns and Payment of Taxes.  With respect to Solx, OccuLogix has timely filed all tax returns required to be filed by it for all periods subsequent to the Merger Date, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are true, accurate and complete in all material respects.  All taxes that have become due and payable by OccuLogix with respect to Solx have been timely paid, and Solx is not and will not be liable for any additional taxes in respect of any taxable period or any portion thereof, beginning on the Merger Date and ending on or before the date of the Financial Statements and any taxes of Solx arising after such date have been or will be incurred in the ordinary course of Solx’s business.  OccuLogix has delivered to the Company true, correct and complete copies of all tax returns with respect to income taxes filed by, or with respect to, Solx subsequent to the Merger Date and has delivered or made available to the Company all relevant documents and information with respect thereto.

(ii)          Liens.  There are no liens for taxes (other than current taxes not yet due and payable), for any period subsequent to the Merger Date, on any of the assets of Solx.

(iii)         Pending Proceedings.  There is no action, suit, proceeding or audit with respect to any tax related to Solx, for any period subsequent to the Merger Date, now in progress, pending or, to the Knowledge of OccuLogix, threatened against or with respect to Solx.

(iv)         Withholding Taxes.  OccuLogix has timely withheld and timely paid all taxes which are required to have been withheld and paid by it in connection with Solx and with amounts paid or owing to any employee, independent contractor, creditor or other person.

(k)           Insurance.  OccuLogix agrees to work in good faith with the Company and its insurers to separate the policies related to Solx from the policies related to OccuLogix and its affiliates and subsidiaries so that such Solx-related policies may be provided to the Company as soon as reasonably possible, but in any event, no later than January 15, 2008.

(l)            No Default.  Other than as disclosed on Schedule 5(l), Solx is not in default, nor, to the Knowledge of OccuLogix, is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party with respect to Solx.

6.             Royalty Payments; Calculation.  As provided in Section 1(d), the Company shall make Royalty Payments, which will consist of:  (i) during the period commencing on the Closing Date and ending on the date on which Solx achieves a positive EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted for items considered to be non-cash items under generally accepted accounting principles in the U.S. (“GAAP”), consistently applied, an amount equal to 3% of the worldwide Net Sales (as defined below) of the Royalty Products; and (ii) following the date on which Solx achieves a positive cash flow (determined in accordance with GAAP, consistently applied), an amount equal to 5% of worldwide Net Sales of the Royalty Products.  The Company shall make the Royalty Payments on a quarterly basis, on the forty-fifth (45th) day following the end of Solx’s preceding fiscal quarter (and, in the event that the forty-fifth (45th) day following the end of Solx’s preceding fiscal quarter is not a business day, the next succeeding business day).  “Net Sales” means the aggregate dollar amounts recorded as having been received by the Company or Solx from the sales of Royalty Products to unaffiliated third parties, either directly or through one or more affiliates, in accordance with GAAP, consistently applied, in connection with the preparation of the Company’s financial statements, less 2% of such amounts to compensate the Company for possible returns and bad debt deductions.  “Net Sales” shall not include any amounts received by the Company or Solx in connection with (i) sales taxes, tariff duties and/or use or excise taxes, value added taxes, custom or import duties, imposed with reference to sales or (ii) outbound transportation prepaid or allowed and transportation insurance.  All Royalty Payments will be paid in United States Dollars, and the rate of exchange to be used in computing the amount of currency equivalent to the United States Dollars due as a Royalty Payment, if necessary, shall be the commercial exchange rate in effect in New York, New York on the last business day of the calendar quarter for which payment is being made.  As used herein, the term “Royalty Products” shall be limited:  (i) with respect to the “Ti-Sapphire Laser”, to Solx’s titanium sapphire flashlamp pumped laser intended for use in treatment of glaucoma, whether alone or in combination with other devices or drugs, including, without limitation, in the performance of laser trabeculoplasty and the titration of the Shunt (defined below); and (ii) with respect to the “Shunt”, to Solx’s implantable device intended for use in the reduction and/or management of intraocular pressure.  For greater certainty, the term “Royalty Products” includes next-generation or future models or versions of the Ti-Sapphire Laser and the Shunts that are in existence on the Closing Date.  Without derogating from the generality of the foregoing, the parties acknowledge and agree that a titratable version of the Shunt is being contemplated to be developed and that such version would be considered a “Royalty Product” when and if it ever comes into existence.

7.             Strategic Transaction.  In the event of any proposed transaction (an “Acquisition Transaction”), the consummation of which would be reasonably likely to result in any person or entity, other than the Company, assuming control or exerting influential decision-making authority over the manufacture and sale of the Royalty Products (the “Acquiror”) (including, but not limited to, (i) a sale or transfer of the Company or Solx, (ii) a sale, transfer or license of the business, or all or substantially all of the assets, of the Company or Solx or (iii) a sale, transfer or license of the business, or all or substantially all of the assets, of the Company or Solx as they relate only to Royalty Products), the Company shall not consummate such Acquisition Transaction unless and until the Acquiror assumes all of the Company’s outstanding obligations under this Agreement as though the Acquiror were the Company hereunder, including, without limitation, the obligation to make the Royalty Payments pursuant to Section 6.  This Section 7 shall apply regardless of the form and structure of the Acquisition Transaction in question, whether it may consist of a single transaction or a related series of transactions or whether it may be effected by merger, consolidation, sale or other transaction or whether it may be for valuable consideration or not.

8.             Indemnification; Set-Off.  Each of the parties (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Indemnified Party”) and each of the Indemnified Party’s officers, directors, employees, stockholders and agents, from and against all liabilities, damages, claims, actions, suits, proceedings, demands, judgments, losses, costs and expenses (including reasonable attorneys’ fees) (“Claims”) arising from or in connection with any breach of, or inaccuracy in, any representation or warranty of the Indemnifying Party set forth in this Agreement or (ii) any breach or non-fulfillment of any agreement on the part of the Indemnifying Party contained herein.  In a case where OccuLogix is the Indemnifying Party, any amounts judicially determined to be due and payable to the Company pursuant to this Section 8 may be set off and deducted by the Company, at the sole discretion of the Company, from any Royalty Payments due to OccuLogix as set forth herein.  Each of the parties shall provide the other party with timely written notice of all Claims and reasonable cooperation and further assurances with regards to all Claims.  The indemnification obligations under this Section 8 shall survive the Closing Date for a period of eighteen (18) months.

9.             Arbitration.  All controversies and/or disputes arising under or in connection with, or relating to any dispute under, or alleged breach of, this Agreement shall be decided by arbitration in the City of Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator selected in accordance with the guidelines of the American Arbitration Association.  Such arbitrator shall be selected by the parties or, failing agreement within one month of the demand for arbitration, by the American Arbitration Association.  The arbitrator shall be a qualified U.S. lawyer, law professor or retired judge experienced in U.S. corporate and commercial matters.  The findings and decision of the arbitrator shall be conclusive and binding on the parties hereto and may be entered before and enforced by any court of competent jurisdiction.  Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and expert fees with respect to any such arbitration; provided, that the final decision of the arbitrator shall assign such costs to one or more or the parties in proportions as the arbitrator deems fair and reasonable in the circumstances.

10.           General Provisions.

(a)           Further Actions.  The parties hereto agree to execute such further instruments and to take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

(b)           Notices.  All notices in connection with this Agreement shall be in writing and shall be personally delivered or sent by recognized overnight delivery service or facsimile transmission:

to the Company at:	Solx Acquisition, Inc. c/o Doug P. Adams 890 Winter Street, Suite 115 Waltham, MA Tel: (800) 939-7659 Fax: (781) 547-4099 Email: doug@solx.com

with a copy to:	Jamey A. Wachta Rackemann, Sawyer & Brewster 160 Federal Street Boston, MA 02110 Tel: (617) 951-1141 Fax: (617) 542-7437 Email: jwachta@rackemann.com

to OccuLogix at:	Elias Vamvakas OccuLogix, Inc. 2600 Skymark Avenue, Building 9, Suite 201 Mississauga, Ontario L4W 5B2 Tel: (905) 602-0887 Fax: (905) 602-7623 Email: elias.vamvakas@occulogix.com

with a copy to:	Andrew J. Beck Torys LLP 237 Park Avenue New York, NY 10017-3142 Tel: (212) 880-6010 Fax: (212) 682-0200 Email: abeck@torys.com

All such notices shall be deemed delivered (i) upon personal delivery, (ii) three (3) business days after being deposited with a recognized overnight delivery service, or (iii) upon receipt of confirmation of facsimile transmission.

(c)           Expenses.  Each party to the Agreement will pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not the transactions are consummated.

(d)           Assignment; Binding Effect.  This Agreement may not be assigned by either party without the prior written consent of the other party.  This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.

(e)           Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflicts of laws principles that would require application of the laws of another jurisdiction.

(f)            Entire Agreement; Amendment.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof.

(g)           Survival of Representations and Warranties.  The representations and warranties of the parties contained herein shall survive the Closing and shall not be affected thereby.

(h)           Exhibits.  Any Exhibits or Schedules to this Agreement are incorporated herein by reference and made a part hereof.

(i)            Captions.  The section and paragraph headings used herein are for convenience only and shall not affect the interpretation hereof.

(j)            Gender.   For purposes of this Agreement, the singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

(k)           Counterparts.  This Agreement may be executed in counterparts, including by facsimile copy and copy communicated by e-mail, all of which together shall constitute one and the same instrument.

11.           Further Assurances.  The parties shall execute, acknowledge and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement and the Transaction.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement under seal as of the day and year first above written.

OCCULOGIX, INC.		SOLX ACQUISITION, INC.

By:	“Elias Vamvakas”	By:	“Doug P. Adams”
Name:	Elias Vamvakas	Name:	Doug P. Adams
Title:	Chief Executive Officer	Title:	President

ACKNOWLEDGED AND AGREED BY DOUG P. ADAMS SOLELY WITH RESPECT TO SECTIONS 1(g) and 2:

Witness:

“Doug P. Adams”
Doug P. Adams
Print Name of Witness